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                                                                   EXHIBIT 10.24

This MASTER SERVICE AGREEMENT between the below named CUSTOMER and FRONTIER GLOBAL CENTER (collectively referred to as the "PARTIES") establishes the terms and conditions under which FRONTIER GLOBALCENTER will provide communications services to CUSTOMER.

Customer:                                   DIGITAL COMMERCE
Project:                                    (2) T1's
Principle Place of Business:                11180 Sunrise Valley Dr.
Address:                                    Reston, VA  20191
Attn:                                       George Hill
Issue Date:                                 1/29/99

Frontier GlobalCenter                       Address of Notices:
1224 E. Washington                          1224 E. Washington
Phoenix, AZ  85034                          Phoenix, AZ  85034
                                            Attn.: Contract Administration

1. The Parties anticipate that CUSTOMER may, at CUSTOMER'S sole discretion, issue one or more Data Service Orders ("Service Orders") describing certain services which CUSTOMER desires to purchase from FRONTIER GLOBALCENTER, and which set forth the prices, minimum term of service and other service specific details. All Service Orders shall be subject to the terms and conditions of this Master Agreement for the duration of the Service Order. If Service Order is accepted in writing by an authorized representative of FRONTIER GLOBALCENTER it shall supersede any and all prior agreements or understandings with respect to the service described therein, and shall comprise the full and final Agreement of the PARTIES. No term or condition hereof shall be modified except by written agreement of both PARTIES and any preprinted terms and conditions which may appear on CUSTOMER'S order form are expressly rejected and are void. As used in this document the word "Term" shall mean the total duration of a Service Order and the phrase "Initial Term" shall mean the minimum term of service as specified in a Service Order. The word "Agreement" shall apply to all promises, terms and conditions of the PARTIES contained in the Master Service Agreement of a Service Order.

2. The Initial Term of this Agreement shall be as set forth in the Service Order placed hereunder and shall extend thereafter until terminated by either PARTY upon no less than ninety (90) days' prior written notice. However FRONTIER GLOBALCENTER may terminate this Agreement or suspend service hereunder at any time upon: (a) any failure of CUSTOMER to pay any undisputed amounts as provided in this Agreement; (b) any breach by CUSTOMER of any material provision of this Agreement continuing for thirty (30) days after receipt of notice thereof, except for activities which involve disruption or interference of Frontier GlobalCenter services including without limitation sending unsolicited mass e-mailings, propagation of computer worms and viruses, and using the network to make unauthorized entry to any other machine accessible via the network, which may result in immediate suspension or termination of service upon notice to CUSTOMER, (c) any insolvency; bankruptcy, assignment for the benefit of creditors, appointment of a trustee or receiver or similar event with respect to CUSTOMER, or (d) any government prohibition or required





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alteration of services to be provided hereunder or any violation of an applicable law, rule or regulation. Any termination shall not relieve CUSTOMER of its obligation to pay any charges incurred hereunder prior to such termination. The PARTIES' rights and obligations, which by their nature would extend beyond the termination, cancellation or expiration of this Agreement shall survive such termination, cancellation or expiration.

3. CUSTOMER is responsible for all recurring and non-recurring charges from and after the date of acceptance. For purposes of this agreement, the date of acceptance is two (2) business days after FRONTIER GLOBALCENTER establishes a connection in which the FRONTIER GLOBALCENTER provided services are functioning properly. Recurring charges will be prorated for the first and last month of the agreement if service is not provided for a complete month. Proration of monthly charges will be based on number of days connection was available divided by total days in the month FRONTIER GLOBALCENTER's targeted service installation intervals are thirty (30) days after order acceptance for on net services and forty-five (45) days for all offnet services. In the event CUSTOMER requests FRONTIER GLOBALCENTER to attempt to accelerate the order process to install services more quickly, CUSTOMER shall pay an order expedite charge of $500. Order expedite charges will apply to each site ordered for which expedited installation is requested.

4. During the term CUSTOMER shall pay FRONTIER GLOBALCENTER for services at the rates set forth in the service order. FRONTIER GLOBALCENTER shall not increase pricing during the initial term, but thereafter may increase pricing upon ninety
(90) days written notice. Normal service charges shall be invoiced monthly in advance. All amounts owed CUSTOMER thereunder shall be paid within thirty days after the date of the invoice and FRONTIER GLOBALCENTER reserves the right to charge interest on al delinquent payments at annualized rate of 2 percentage points above the prime rate as announced in the Wall Street Journal from time to time.

5. FRONTIER GLOBALCENTER'S bill shall separately identify any excise, sales, use, or other taxes applicable to FRONTIER GLOBALCENTER's provision of service or equipment to CUSTOMER, and all such taxes, however designated (excepting those based on FRONTIER GLOBALCENTER'S net income), shall be paid by Customer in addition to any other amount owing. FRONTIER GLOBALCENTER will not collect any otherwise applicable tax if CUSTOMER first provides FRONTIER GLOBALCENTER with a valid tax exemption certificate.

6. At customer's request, FRONTIER GLOBALCENTER will respond to CUSTOMER'S report of services interruption and attempt to resolve all problems of connectivity. If it is determined that all facilities, systems and equipment furnished by FRONTIER GLOBALCENTER are functioning properly, and that the connectivity problem arose from some other cause. FRONTIER GLOBALCENTER will recover labor and materials costs for services actually performed at the following rates, which shall be the usual and customary rates for similar services provided by FRONTIER GLOBALCENTER to all customers in the same locality.






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         Labor (4-hour minimum charge):

         7 A.M. to 7 P.M. (Mountain Standard Time) weekdays/$150.00 per hour per technician

         All other times: $225.00 per hour per technician Materials: Costs to FRONTIER GLOBALCENTER X 1.15

FRONTIER GLOBALCENTER reserves the right to modify the above rates upon ninety
(90) days advance written notice to CUSTOMER.

7. FRONTIER GLOBALCENTER may substitute, change or rearrange any equipment, facility or system providing services at any time and from time to time, but shall not thereby alter the technical parameters of the services provided thereunder.

8. CUSTOMER shall not cause or allow any facility or equipment of FRONTIER GLOBALCENTER to be rearranged, moved, removed, disconnected, altered, or repaired without FRONTIER GLOBALCENTER'S prior written consent which consent shall not be unreasonably withheld or delayed. CUSTOMER shall not create or allow any liens or other encumbrances to be placed on any FRONTIER GLOBALCENTER equipment facility or system arising from any act, transaction or circumstance-relating CUSTOMER. If CUSTOMER elects to relocate or otherwise change the place of services after commencement of the installation or facilities. CUSTOMER shall pay any disconnection, early cancellation or termination charges reasonably incurred by FRONTIER GLOBALCENTER for the original location and installation charges for the new location.

9. FRONTIER GLOBALCENTER will grant a credit allowance for service interruption calculated and credited in fifteen (15) minute increments. A service interruption will be deemed to have occurred only if service becomes unusable to CUSTOMER as a result of failure of FRONTIER GLOBALCENTER'S facility, equipment or personnel used to provide the service in question, and only where the interruption is not the result of: (i) the negligence or acts of CUSTOMER or its agents; (ii) the failure or malfunction of non-FRONTIER GLOBALCENTER equipment or systems not provided by FRONTIER GLOBALCENTER; (iii) circumstances or causes beyond the control of FRONTIER GLOBALCENTER; or (iv) a service interruption caused by scheduled service maintenance, alteration, or implementation. Such credits will be granted only if (a) CUSTOMER affords FRONTIER GLOBALCENTER full and free access the applicable equipment located at the CUSTOMER'S premises to make appropriate repairs, maintenance, testing, etc.; and (b) CUSTOMER does not unreasonably continue to use the service on an impaired basis.

For purposes of canceling or terminating a service provided under this Agreement for a FRONTIER GLOBALCENTER service interruption, such service interruption must equal either twenty-four (24) hours of cumulative service outages during any continuous twelve (12) month period or a single outage of eight (8) hours or more. CUSTOMER must notify FRONTIER GLOBALCENTER in the form of written documentation, the cancellation of this circuit for cause.

The foregoing states customers sole remedy for service interruption under the Agreement, and in no event shall FRONTIER GLOBALCENTER be liable for harm to business, lost revenues, lost savings, or lost profits suffered by CUSTOMER, regardless of the form of action, whether in contract,





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warranty, strict liability, or tort, including without limitation negligence of any kind, whether active or passive.

10. FRONTIER GLOBALCENTER'S entire liability for any claims, loss, damage or expense from any cause whatsoever shall in no event exceed sums actually paid to FRONTIER GLOBALCENTER by CUSTOMER for the specific service giving rise to the claim. Not withstanding the foregoing, FRONTIER GLOBALCENTER shall not be liable for any indirect, incidental, consequential, punitive or special damages. No action or proceeding against FRONTIER GLOBALCENTER shall be commenced more than one (1) year after service is rendered.

11. There are no warranties, representations or agreements, expressed or implied either in fact or by operation of law, statutory or otherwise, including warranties of merchantability or fitness for a particular purpose, except those expressly set forth herein.

12. In the event that CUSTOMER cancels or terminates service at any time during the initial Term of this Agreement or any renewal thereof for any reason whatsoever other than a service interruption (as defined in Paragraph 9 above). CUSTOMER agrees to pay FRONTIER GLOBALCENTER liquidated damages (which shall not be deemed a penalty) the following sums which shall become due and owing as of the effective date of cancellation or termination and be payable in accordance with Paragraph 3 above. 1) The remainder of the monthly recurring TELCO charges over the term of the agreement, and 2) 15% of the remaining recurring Internet Access charges over the term of the agreement.

13. CUSTOMER shall allow FRONTIER GLOBALCENTER continuous access and right-of-way to the applicable equipment located at the CUSTOMER'S premises to the extent reasonably determined by FRONTIER GLOBALCENTER to be appropriate to the provision and maintenance of services, equipment, facilities, and systems hereunder. Upon reasonable notice, the CUSTOMER shall furnish FRONTIER GLOBALCENTER, at no charge, such equipment space and electrical power as is reasonably determined by FRONTIER GLOBALCENTER to be required and suitable to render services hereunder.

14. CUSTOMER shall be liable for any damages to FRONTIER GLOBALCENTER equipment, facility, and system which is caused by: (a) negligent or willful acts or omissions of CUSTOMER, or (b) malfunction or failure of any equipment or facility provided by CUSTOMER or its agents, employees, or suppliers. CUSTOMER is responsible for identifying, monitoring, removing and disposing of any existing hazardous materials (e.g., friable asbestos) prior to any construction or installation work being performed by FRONTIER GLOBALCENTER and CUSTOMER shall indemnify, defend and hold FRONTIER GLOBALCENTER harmless from any claim, suit loss, cost or expense, including lines, abatement charges, legal fees and court costs incurred in connection with hazardous materials on CUSTOMER'S premises.






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15. Neither PARTY may assign this Agreement without the written consent of the other PARTY (which consent shall not be unreasonably withheld or unduly delayed).

16. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remainder of this Agreement shall nevertheless remain unimpaired and in effect.

17. No license, joint venture or partnership, express or implied, is granted by FRONTIER GLOBALCENTER or the CUSTOMER pursuant to this agreement.

18. Each PARTY agrees to maintain in strict confidence all plans, designs, drawings, trade secrets, and other proprietary information of the other party which is disclosed pursuant to this Agreement. No obligation of confidentiality shall apply to disclosed information which the recipient 1) already possessed without obligation of confidentiality; 2) develops independently; or 3) rightfully receives without obligation of confidentiality from a third PARTY.

19. Neither PARTY shall be liable for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an event of Force Majeure, including, but not limited to, fire, flood, explosion, accident, war, strike, embargo, governmental requirement, civil or military authority, Act of God, inability to secure materials, labor, or transportation, acts or omissions of common carver or warehouseman, or any other causes beyond their reasonable control. Any such delay or failure shall suspend the Agreement until the Force Majeure condition ceases and the Term shall be extended by the length of the suspension.

20. If this Agreement is entered into by more than one CUSTOMER, each is jointly and severally liable for all agreements. covenants and obligations herein.

21. This Agreement shall be governed by the laws of the State of Arizona without regard to its choice of law provisions in any action between the parties to enforce any material provision of this Agreement, the prevailing PARTY shall be entitled to recover its legal fees and court costs from the non-prevailing PARTY in addition to whatever other relief a court may award.

22. Each person executing this Agreement on behalf of FRONTIER GLOBALCENTER or CUSTOMER represents and warrants that he or she has been fully empowered to do so, and that all necessary corporate actions (if any) required for the execution of agreements have been taken.

23. Telco charges, if provided, are estimates. Telco charges are subject to change at anytime during the agreement. Increases will be passed through to the CUSTOMER.

24. CUSTOMER agrees to be bound by and enforce on the users of its service all applicable provisions of FRONTIER GLOBALCENTER'S acceptable use policy and user agreement; in particular those provisions involving "netiquette."






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FRONTIER GLOBALCENTER, INC.                   DIGITAL COMMERCE

1224 East Washington                          (2) T1's
Phoenix, AZ  85016                            11180 Sunrise Valley Dr.
(602) 416-7112                                Reston, VA  20191
Anthony Pampalona                             George Hill
Account Manager


By:                                           By:
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Printed Name:                                 Printed Name:
              ----------------------                       ---------------------

Title:                                        Title:
       -----------------------------                 ---------------------------

Date:                                         Date:
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